Exhibit 10.1

Lease agreement dated July 29, 2013 for the facility located in Aachen, Germany

MIETVERTRAG FÜR GEWERBLICHE RÄUME	LEASE AGREEMENT FOR BUSINESS PREMISES

Mieter-Nummer: 7944/1115/1/3505	Tenant number: 7944/1115/1/3505

zwischen	between

gewoge AG Kleinmarschierstr. 54-58, 52062 Aachen vertreten durch den Vorstand	gewoge AG Kleinmarschierstr. 54-58, 52062 Aachen represented by the management board

- nachstehend Vermieter genannt -	- hereinafter referred to as Landlord -

und	and

Abiomed Europe GmbH Neuenhofer Weg 3, 52074 Aachen vertreten durch die Geschäftsführung	Abiomed Europe GmbH Neuenhofer Weg 3, 52074 Aachen represented by the management

- nachstehend Mieter genannt -	- hereinafter referred to as Tenant -

wird folgender Mietvertrag geschlossen:	the following Rental Contract is concluded:

Präambel	Preamble

Dieser Mietvertrag für gewerbliche Räume ersetzt den am 06./13.02.2003 zwischen der Impella CardioSystems AG und der gewoge AG geschlossenen Mietvertrag mit all seinen Nachträgen.	This Rental Contract for commercial premises supersedes the Rental Contract, including all its amendments, concluded on 06/13 February 2003 between Impella CardioSystems AG and gewoge AG.

§ 1 - Mietobjekt	§ 1 - Rental Property

(1) Der Vermieter vermietet dem Mieter im Objekt 52074 Aachen, Neuenhofer Weg 3 - 5, nachstehende Flächen:	(1) The Landlord rents to the Tenant the following areas in the rental property 52074 Aachen, Neuenhofer Weg 3 - 5:

Untergeschoß	Büro-/Nebenfläche	296,51 m²

	Grau-/Reinraum	604,79 m²

	Lagerfläche	616,80 m²

Basement	Office and adjacent area	296.51 m²

	Gray room/clean room	604.79 m²

	Storage area	616.80 m²

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Erdgeschoß	Büro-/Nebenfläche	324,06 m²

	Labor-/Nebenfläche	213,19 m²

	Lagerfläche	11,34 m²

II. Obergeschoß	Büro-/Nebenfläche	756,00 m²

IV. Obergeschoß	Büro-/Nebenfläche	280,00 m²

Gesamt		3.102,69 m²

Ground floor	Office and adjacent area	324.06 m²

	Laboratory and adjacent area	213.19 m²

	Storage area	11.34 m²

II. Second floor	Office and adjacent areas	756.00 m²

IV. Second floor	Office and adjacent areas	280.00 m²

Total:		3,102.69 m²

Die gesamte vermietete Fläche ist mit 3.102 m² vereinbart und wird im folgenden “Mietobjekt” genannt.

Mit vermietet werden: 27 Tiefgaragenstellplätze 33 Außenstellplätze

Die genaue Lage der angemieteten Flächen ergibt sich aus den beigefügten Grundrisszeichnungen. Diese werden als Anlage I Bestandteil des Mietvertrages. Da die bei Vertragsschluss vorliegenden Grundrisszeichnungen nicht aktuell sind, vereinbaren die Parteien, dass der Vermieter bis zum 31.10.2013 eine aktuelle Fassung der Anlage I erstellen wird, die sodann Bestandteil des Mietvertrages wird. Bestandteil des Mietvertrags sind zudem die als Anlage II beigefügten Fluchtpläne.

(2)    Sollten sich bei nachträglicher Vermessung Abweichungen von der in Nr. 1 angegebenen Größe der Räumlichkeiten ergeben, so ist keine der Parteien berechtigt, deswegen eine Änderung des Mietpreises zu fordern.

(3) Der Vermieter leistet keine Gewähr dafür, dass die gemieteten Räume den in Frage

The total rented area has been agreed as 3,102 m² and is hereinafter referred to as the “rental property”.

Also rented will be: 27 underground garage parking spaces 33 exterior parking spaces

The exact location of the rented areas is shown on the attached floor plans. These form part of the Rental Contract as Appendix I. As the floor plans provided at signing are not up to date, the parties agree that the Landlord shall provide an up to date version of Appendix I until 31 October 2013 which shall then form part of the Rental Contract. The escape plans attached as Appendix II also form part of the Rental Contract.

(2) If any deviation from the size of the premises stated in No. 1 results from subsequent measurement, neither party is entitled thereby to demand a change in the rental price.
(3) The Landlord does not guarantee that the rented premises in question meet the general

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kommenden allgemeinen technischen Anforderungen sowie den behördlichen und anderen Vorschriften entsprechen. Der Mieter hat behördliche Auflagen auf eigene Kosten zu erfüllen.	technical requirements or the administrative or other regulations. The Tenant has to meet regulatory requirements at its own cost.

Die Räume dürfen nur für die nach den jeweiligen behördlichen Bestimmungen zulässigen Zwecke benutzt werden.	The premises may be used only for the authorized purposes in accordance with the respective governmental regulations.

§ 2 - Mietzweck	§ 2 - Rental Purpose

(1) Das Mietobjekt ist ausschließlich zum Zwecke und zur Nutzung der Abiomed Europe GmbH als Büro-, Labor-, Grau-, Rein- und Lagerräume vermietet.	(1) The rental property is leased for the sole purpose and use of Abiomed Europe GmbH as office, laboratory, gray, clean and storage rooms.

(2) Der Mieter verpflichtet sich, das Mietobjekt für die Dauer des Mietvertrages entsprechend dem mietvertraglich vereinbarten Mietzweck zu nutzen.	(2) The Tenant agrees to use the rented property for the duration of the Rental Contract in accordance with the rental purpose agreed in this Contract.

(3)    Der Mieter wird alle mit seinem Betrieb in Verbindung stehenden erforderlichen behördlichen Genehmigungen und Konzessionen auf eigene Kosten einholen, soweit diese auf die Person des Mieters und dessen Unternehmen bezogen sind. Der Vermieter ist berechtigt, sich die entsprechenden Unterlagen jederzeit nachweisen zu lassen.

(3)    The Tenant will obtain all regulatory authorizations and concessions that are required in connection with its enterprise at its own expense, as far as these are related to the person of the Tenant and its business. The Landlord is entitled to have the appropriate documents provided to it at any time.

Soweit die Berechtigung entfällt, ist der Vermieter berechtigt, das Mietverhältnis ohne Einhaltung einer Kündigungsfrist zu kündigen.	If there is no authorization, the Landlord is entitled to terminate the Rental Contract without notice.

(4) Behördlich geforderte in das Mietobjekt einzubauende Einrichtungs- und Sicherheitsmaßnahmen, auch für mietereigene EDV- und Produktionsanlagen, hat der Mieter auf eigene Kosten einzubauen.

(4)    The Tenant is required to install the furnishings and security measures which are officially required for the rental property at its own expense, including the Tenant’s own EDP and production equipment.

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(5)    Bei Verweigerung der Genehmigung für die vertragliche Nutzung aus Gründen, die allein mietobjektbezogen sind, kann der Mieter das Mietverhältnis außerordentlich kündigen. Schadenersatzansprüche des Mieters gegen den Vermieter sind jedoch ausgeschlossen.

(5)    If authorization for the contractual usage is refused for reasons related solely to the rental property, the Tenant may terminate the lease as an exceptional circumstance. Damage claims by the Tenant against the Landlord, however, are excluded.

§ 3 Mietzeit und Kündigung	§ 3 Rental Period and Termination

(1)    Das Mietverhältnis besteht seit dem 01.01.2003 und endet am31.07.2013, ohne dass es einer Kündigung bedarf. Das Mietverhältnis wird ab 01.08.2013 neu begründet und endet am 31.07.2023, ohne dass es einer Kündigung bedarf. § 545 BGB findet keine Anwendung; das Mietverhältnis wird nicht dadurch fortgesetzt, dass nach Ablauf der Vertragszeit der Gebrauch der Mietsache durch den Mieter fortgesetzt wird.

(1)    The Rental Contract is valid as of 01 January 2003 and ends on 31 July 2013, without any prior notice. The Rental Contract shall be re-established on 01 August 2013 and end on 31 July 2023 without any prior notice. § 545 of the German Civil Code (BGB) does not apply; the tenancy will not be continued merely as a result of the continued use of the rental object by the Tenant after the expiry of the contractual period.

(2)    Dem Mieter wird ein Optionsrecht von weiteren fünf Jahren, d.h. bis zum31.07.2028, eingeräumt. Das Optionsrecht muss mindestens bis zum 31.01.2023 schriftlich durch den Mieter geltend gemacht werden.

(2) The Tenant is entitled to exercise an option for an additional five years, i.e., until 31 July 2028. The option must be claimed by the Tenant in writing by at least 31 January 2023.

Danach wird ein weiteres Optionsrecht um ganze Jahre, maximal jedoch um fünf Jahre, d. h. bis zum 31.07.2033 eingeräumt. Dieses Optionsrecht muss spätestens bis zum 31.01.2028 schriftlich durch den Mieter geltend gemacht werden.

After that, another option will be granted for whole years, but not exceeding five years, i.e., until 31 July 2033. This option must be claimed by the Tenant in writing by no later than 31 January 2028.

Sollte der Vermieter beabsichtigen, das Objekt zu verkaufen, wird dem Mieter ein Vorkaufsrecht eingeräumt. Die Parteien des Mietvertrages kommen überein, dass auf die dingliche Absicherung dieses Vorkaufsrechts verzichtet wird.

If the Landlord intends to sell the property, the Tenant will be granted a right of first refusal. The parties to the Rental Contract agree to waive the material collateralization of this right of first refusal.

(3) Der Vermieter kann den Mietvertrag aus wichtigem Grund mit sofortiger Wirkung ohne Einhaltung einer Kündigungsfrist kündigen,	(3) The Landlord may terminate the lease for good cause with immediate effect and without notice,

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wenn der Mieter für zwei aufeinanderfolgende Termine mit der Entrichtung des Mietzinses oder eines nicht unerheblichen Teils des Mietzinses in Verzug ist,	if the Tenant is in arrears for two consecutive deadlines regarding the payment of rent or a substantial portion of the rent, wenn der Mieter in einem Zeitraum, der sich über mehr als zwei Termine erstreckt, mit der Entrichtung des Mietzinses in Höhe eines Betrages in Verzug gekommen ist, der den Mietzins für zwei Monatsmieten erreicht, if the Tenant is in arrears regarding the payment of rent for an amount equal to two months’ rent and for a period extending over more than two deadlines,

wenn der Mieter ungeachtet einer schriftlichen Abmahnung des Vermieters einen vertragswidrigen Gebrauch der Mietsache fortsetzt,	if, in spite of a written warning from the Landlord, the Tenant continues to use the rental property contrary to the Rental Contract,

bei unberechtigter Untervermietung und sonstige Gebrauchsüberlassung an Dritte, bei Eröffnung des Insolvenzverfahrens über den Mieter oder bei Zahlungsunfähigkeit des Mieters,	in the case of unauthorized subletting and other transfer of use to third parties, upon the opening of insolvency proceedings against the Tenant or in the case of the insolvency of the Tenant,

wenn der Mieter in einem solchen Maße trotz Abmahnung ihre Verpflichtungen verletzt, dass der Vermieter die Fortsetzung des Mietverhältnisses nicht zugemutet werden kann,	if, despite warning, the Tenant breaches his obligations to such an extent that the Landlord cannot be expected to continue the tenancy,

aus sonstigem wichtigen Grunde.	for other good cause.

Die Kündigung hat schriftlich zu erfolgen.	Termination must be in writing.

(4) Im Falle einer Kündigung ohne Einhaltung einer Kündigungsfrist haftet der Mieter für den Ausfall an Miete, Nebenabgaben und sonstigen Leistungen.	(4) In the event of termination without notice, the Tenant is liable for the loss of rent, ancillary costs and other services.

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§ 4 Miete und Nebenkosten

(1) Ab 01.08.2013

Raumart	Fläche/ Anzahl	m² Preis/ je PP €		Summe €	Gesamt €

Büro-/Nebenfläche	1.656,57 m²	11,50		19.050,56

Laborfläche	213,19 m²	12,00		2.558,28

Grau-/Reinraumfläche	604,79 m²	12,00		7.257,48

Lagerfläche	628,14 m²	6,00		3.768,84

Tiefgaragenstellplätze	27	45,00	,	1.215,00

Außenstellplätze	33	20,00	,	660,00

Gesamt					34.510,16

Vorauszahlung Betriebskosten					4.830,00

Vorauszahlung Heizkosten					2.212,00

Gesamt Netto					41.552,16

19% MwSt					7.894,91

Gesamt Brutto					49.447,07

§ 4 Rent and Utilities

(1) As of 01 August 2013

Type of room	Area/ number	Price per m²/per parking space	Sum	Total

Office and adjacent area	1,656.57 m²	11.50	19,050.56

Laboratory area	213.19 m²	12.00	2,558.28	Laboratory area

Gray and clean room areas	604.79 m²	12.00	7,257.48

Storage area	628.14 m²	6.00	3,768.84

Underground garage parking spaces	27	45.00	1,215.00

Exterior parking spaces	33	20.00	660.00

Total				34,510.16

Prepayment of operating costs				4,830.00

Prepayment of heating costs				2,212.00

Total net				41,552.16

19% VAT				7,894.91

Total gross				49,447.07

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(2a) Die Betriebskostenvorauszahlung beinhaltet im Einzelnen:

Verteilerschlüssel:

Wasser	nach Verbrauch

Schmutzwassergebühr	nach Verbrauch

Niederschlagswassergebühr	Nutzfläche

Wartung, Notrufeinrichtung, TÜV Aufzug	Nutzfläche

Straßenreinigung	Nutzfläche

Schornsteinreinigung	Nutzfläche

Müllentsorgung (dem Objekt zugeordnete Müllgefäße)	Objekteinheit

Pflege der Außenanlage	Nutzfläche

Kosten zur Reinigung des Gebäudes und der Nebenanlagen	Nutzfläche

Allgemeinstrom	Nutzfläche

Strom Kältemengenzähler	Objekteinheit

Strom Tiefgarage	Anzahl Stellplätze Tiefgarage

Gebäudeversicherung	Nutzfläche

(2a) The prepayment of operating costs includes in detail:

Distribution Key

Water	based on consumption

Waste water charge	based on consumption

Rainwater fee	Floor space

Maintenance, emergency call equipment, German Technical Control Board (TÜV) elevator	Floor space

Street cleaning	Floor space

Chimney cleaning	Floor space

Waste disposal (garbage containers belonging to the property)	Property unit

Maintenance of exterior grounds	Floor space

Costs for cleaning the building and auxiliary equipment	Floor space

General power	Floor space

Power - cooling energy meter	Property unit

Underground garage power	Number of underground garage parking spaces

Building insurance	Floor space

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Hauswartleistung incl. winterl.		Caretaker service incl. winter traffic safety	Floor space

Verkehrssicherung	Nutzfläche

Wartung Sicherheitsvorkehrungen	Nutzfläche	Maintenance - safety measures	Floor space

Wartung Lüftungsanlage	Nutzfläche	Maintenance - ventilation system	Floor space

Wartung Kompressor	Objekteinheit	Maintenance - compressor	Property unit

Grundsteuer	Nutzfläche	Property tax	Floor space

Die Wartung der techn. Einrichtung in den Labor-, Grau- u. Reinraumtechnikräumen erfolgt durch den Vermieter. Diese Kosten gehen zu Lasten des Mieters und werden unter Vorlage entsprechender Wartungsbelege und –nachweise im Rahmen der Betriebskostenabrechnung mit abgerechnet.		Maintenance of the technical equipment in the laboratory, gray room and clean room technical areas is performed by the Landlord. These costs are borne by the Tenant and are included in the calculation of operating costs, under the condition of the producing of the appropriate maintenance receipts and certificates.

Die Betriebskosten für die Tiefgarage wie z.B. Pflege, Wartung, Allgemeinstrom u. Reinigung werden nach dem Verhältnis der angemieteten Stellplätze zu den gesamten Stellplätzen abgerechnet.		The operating costs for the underground garage, such as maintenance, service, general electricity and cleaning, will be charged according to the ratio of rented parking spaces to total parking spaces.

(2b) Vorauszahlung auf Heizkosten		(2b) Prepayment of heating costs
die Kosten des Betriebs der zentralen Heizungsanlage	70 % n. Verbrauch/ 30 % n. m²-Nutzfläche	The cost of operating the central heating system	70 % based on consumption/ 30 % based on m² of floor space

(3)    Der Umlegungsmaßstab (Verteilungsschlüssel) für in vorstehenden Abs. (2a) und (2b) genannte Betriebskostenarten kann während der Vertragslaufzeit vom Vermieter durch schriftliche Mitteilung bei berechtigtem Interesse des Vermieters und unter Berücksichtigung der wirtschaftlichen

(3)    During the term of this contract, the apportionment scale (distribution key) for the operating cost types set forth in paragraphs (2a) and (2b) above can, in case of a legitimate interest of the Landlord and in consideration of the economic interest of the Tenant as well as of any provisions stated by law be changed by the Landlord

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Interessen des Mieters sowie gesetzlicher Vorschriften mit Wirkung für künftige Abrechnungszeiträume geändert werden. Die Vorauszahlungen können den Kostenveränderungen angepasst werden. Für nicht in vorstehenden Abs. (2a) und (2b) genannte Betriebskosten, die zukünftig vom Mieter zu tragen sind, legt der Vermieter den Umlegungsmaßstab (Verteilungsschlüssel) unter Berücksichtigung der wirtschaftlichen Interessen des Mieters sowie gesetzlicher Vorschriften fest.

by written notice for future billing periods. The advance payments can be adjusted to the changes in costs. For operating costs which are to be borne by the Tenant in the future and which are not included in paragraphs (2a) and (2b) above, the Landlord shall determine the apportionment scale (distribution key) in consideration of the economic interests of the Tenant as well as of any provisions stated by law.

Der Vermieter wird einmal jährlich zum 31.12. abrechnen; dies gilt auch für den Fall der vorzeitigen Beendigung des Mietverhältnisses - der ausziehende Mieter wird pro rata temporis für jeden angefangenen Monat belastet. Der Mieter kann nach Eingang der Abrechnung in den Geschäftsräumen des Vermieters nach vorheriger Terminabsprache Einsicht in die Abrechnungsunterlagen nehmen.

The Landlord will render accounts once annually on the 31st of December; this also applies in the event of early termination of the Rental Contract—the vacating Tenant will be charged pro rata temporis for each month commenced. The Tenant may inspect the account statement after receipt of the statement at the offices of the Landlord and by appointment.

(4)    Werden Nebenkosten, insbesondere öffentliche Abgaben erhöht oder die in Abs. 2 genannten Nebenkosten oder sonstige Allgemeinkosten neu eingeführt, so ist der Mieter verpflichtet, den entsprechenden Mehrbetrag vom Zeitpunkt der Entstehung an zu zahlen, und zwar auch dann, wenn bei der betreffenden Nebenabgabe kein Betrag oder Verteilungsschlüssel angegeben ist. Dabei kann ohne Rücksicht auf den Entstehungsgrund jede Erhöhung einer Nebenabgabe umgelegt werden, die der Vermieter nicht zu vertreten hat.

(4)    If ancillary costs are increased, especially public charges, or if the ancillary costs referred to in paragraph 2 or other general costs are newly introduced, the Tenant is obliged to pay the respective surplus amount as of the time they arise, even if no amount or distribution key is stated for the relevant ancillary charge. In this case, regardless of the cause, any increase of an ancillary cost for which the Landlord is not responsible can be apportioned.

§ 5 Neufestsetzung der Miete	§ 5 Amendment of the Rent

(1) Bei Ausübung des Optionsrechtes richtet sich der Mietpreis nach dem Verbraucherpreisindex.	(1) If the option is exercised, the rent shall be adapted according to the consumer price index.

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Sollte sich der Verbraucherpreisindex für die Lebenshaltung aller privaten Haushalte für Gesamtdeutschland, Basisjahr 2010 = 100, um mehr als 10 Prozent nach den Feststellungen des Statistischen Bundesamtes gegenüber dem Zeitpunkt des Vertragsabschlusses oder der letzten Mietänderung aufgrund dieser Wertsicherungsklausel ändern, so erhöht oder ermäßigt sich die Grundmiete gem. § 4 Abs. 1 dieses Vertrages in Höhe des Prozentsatzes, der sich aus der Punktänderung ergibt, maximal jedoch um fünf Prozent.

If the consumer price index for the standard of living of all private households for Germany, basic year 2010 = 100, changes according to the determinations of the German Federal Statistical Office by more than 10 percent compared to the point of time of the conclusion of the contract or the last adaptation of the rent based on this clause, the basic rent set forth in § 4 para. 1 of this contract is adapted by the percentage resulting from the amendment of the index, however, not more than by five percent.

Die Prüfung, ob eine Anpassung der Miete verlangt werden kann, erfolgt jährlich im Kalendermonat des Vertragsbeginns. Die Mietanpassung tritt mit Beginn des nächsten Monats in Kraft, der auf das Aufforderungsschreiben des Vermieters bzw. des Mieters folgt.

The review of whether an adaptation of the rent can be required is done once a year in the month this contract was concluded. The adaptation of the rent shall start with the month following the letter of request of the Landlord or the Tenant.

Sollte das Statistische Bundesamt die Weiterführung dieses Index ganz oder teilweise einstellen, so tritt an seine Stelle der entsprechende Nachfolgeindex bzw. ein Index, der die von den Vertragsparteien beabsichtigte Wertsicherung des Mietzinses im gleichen Umfang gewährleistet wie der zuletzt für sie maßgeblich gewesene Index.

If the German Federal Statistical Office discontinues this index in whole or in part, the successor index or an index equally ensuring the stability of the rent shall replace the index.

§ 6 Zahlung von Miete und Nebenkosten	§ 6 Payment of Rent and Ancillary Costs

(1) Die Gesamtmiete ist monatlich jeweils bis zum 3. Werktag im Voraus auf das Konto 96923658 bei der Aareal Bank AG Wiesbaden, BLZ: 550 104 00 zu entrichten.	(1) The total rent is to be paid monthly in advance by each respective third working day to account 96923658 at Aareal Bank AG, Wiesbaden, bank identification number: 550 104 00.

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(2) Vom Vermieter angeforderte Nachzahlungen für die Nebenkosten sind innerhalb von vier Wochen, spätestens aber mit der übernächsten Mietzahlung zu entrichten	(2) Subsequent payments demanded by the Landlord for the ancillary costs are to be paid within four weeks, latest however with the next rent payment but one.

(3) Bei verspäteter Zahlung ist der Vermieter berechtigt, etwaige Mahnkosten und Verzugszinsen zu erheben.	(3) In case of late payment, the Landlord is entitled to charge any dunning expenses or default interest.

§ 7 Minderung, Aufrechnungs- und Zurückbehaltungsrecht	§ 7 Offsetting, Rent Reduction, Right of Retention

Der Mieter kann gegenüber den Forderungen des Vermieters aus diesem Vertrag mit einer Gegenforderung nur aufrechnen oder ein Minderungs- oder Zurückbehaltungsrecht nur ausüben, wenn seine Forderung unbestritten oder rechtskräftig festgestellt ist. In diesem Fall muss der Mieter dem Vermieter wenigstens einen Monat vor Fälligkeit der Mietzinsforderung, gegen welche aufgerechnet bzw. zurückbehalten werden soll, schriftlich benachrichtigen.

The Tenant may only offset a claim against the claims of the Landlord, claim a reduction of the rent or exercise a right of retention, if its claim is uncontested or has been recognized by declaratory judgment. In this case the Tenant shall inform the Landlord in writing at least one month before the claim for the rent which shall be offset or retained is due.

§ 8 Mietkaution	§ 8 Rental Deposit

(1)    Der Mieter wird bei Vertragsbeginn ab 01.08.2013 eine Sicherheitsleistung erbringen, die das Dreifache der monatlichen Nettomiete (drei x 34.510,16 Euro) also insgesamt 103.530,48 Euro (in Worten Einhundertdreitausendfünfhundertdreißig 48/100 Euro) beträgt.

(1)    The Tenant will provide a surety as of 01 August 2013 which is three times the monthly net rent (three x € 34,510.16) for a total of € 103,530.48 (in words, one hundred and three thousand, five hundred thirty Euro and forty-eight cents).

Die vorstehende Sicherheitsleistung ist vom Mieter beim Vermieter in Form einer Bankbürgschaft mit dem Zusatz „auf erste Anforderung“ für die Laufzeit des Mietvertrages zu hinterlegen.	The above-mentioned surety is to be provided by the Tenant to the Landlord in the form of a bank guarantee with the notation “on first demand” for the duration of the Rental Contract.

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(2)    Der Vermieter darf sich für Forderungen, die er gegen den Mieter während oder nach Beendigung der Mietdauer im Zusammenhang mit dem Mietvertrag erlangt hat, aus der Kaution befriedigen. Der Mieter ist verpflichtet, den in Anspruch genommenen Kautionsbetrag unverzüglich wieder auf die vereinbarte Höhe aufzustocken.

(2)    The Landlord may use the deposit to satisfy expenses for any outstanding accounts it has incurred with regard to the Tenant during or after the termination of the rental period in connection with the Rental Contract. The Tenant is obliged to immediately replenish the claimed deposit to the agreed amount.

Der Vermieter ist berechtigt, die Übergabe des Mietobjekts zu verweigern, wenn der Mieter die Kaution nicht gestellt hat. Unbeschadet der verweigerten Übergabe des Mietobjektes ist der Mieter zur Zahlung der Miete ab dem Zeitpunkt verpflichtet, in dem die Übergabe bei rechtzeitiger Stellung der Kaution hätte stattfinden können.

The Landlord is entitled to refuse the transfer of the rental property if the Tenant has not provided the deposit. Notwithstanding the refused transfer of the rental property, the Tenant shall pay the rent as of the required date upon which the transfer could have taken place if the deposit had been paid on time.

Der Vermieter hat die Kaution drei Monate nach vertragsgemäßer Rückgabe des Mietobjektes zurückzugeben. Wegen noch ausstehender Nebenkostenabrechnungen kann der Vermieter einen Teil der Kaution in Höhe der voraussichtlich zu erwartenden Nachforderung auch länger als drei Monate bis zum nächsten Fälligkeitszeitpunkt der letzten Nebenkostenabrechnung zurückbehalten.

The Landlord must return the deposit three months after the contractual return of the rental property. For any outstanding payments of ancillary costs, the Landlord can retain a portion of the deposit in the amount of the expected additional charge for even longer than three months, until the next due date of the last settlement of ancillary costs.

§ 9 Betriebshaftpflichtversicherung	§ 9 Public Liability Insurance

Der Mieter ist verpflichtet, eine Betriebshaftpflichtversicherung abzuschließen und für die Dauer dieses Mietvertrages aufrecht zu erhalten. Als Mindestdeckungssummen sollen hier:

1.500.000 € für Personenschäden

1.500.000 € für Sachschäden

1.500.000 € für Umwelthaftungs-Basisschäden

150.000 € für Mietsachschäden an Immobilien

The Tenant is obliged to take out public liability insurance and to maintain the policy for the duration of this Rental Contract. The minimum limits of liability for this purpose shall be:

€ 1.5 million for personal injury

€ 1.5 million for property damage

€ 1.5 million for environmental liability based damage

€ 150,000 for damage to rented real estate property

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nicht unterschritten werden. Der Mieter hat dem Vermieter den Bestand einer entsprechenden Versicherung unverzüglich nach Mietbeginn unaufgefordert nachzuweisen.	and these must be the minimum values. Of his own accord, the Tenant must inform the Landlord of the existence of an appropriate insurance policy immediately upon commencement of tenancy.

§ 10 Zustand der Mieträume	§ 10 Condition of the Rental Premises

(1)    Dem Mieter ist der Zustand der Mieträume zu § 1 bekannt. Er erkennt sie als ordnungsgemäß, zweckentsprechend und zum vertragsgemäßen Gebrauch als tauglich an. Er verpflichtet sich, die Räume pfleglich zu behandeln und in ordnungsgemäßem Zustand zu erhalten und zurückzugeben.

(1)    The Tenant is familiar with the condition of the rented premises, as per § 1. It recognizes them as proper, appropriate for the intended purpose, and suited to the contractual usage. It undertakes to treat the premises with care and to maintain and return them in proper condition.

(2)    Der Vermieter wird sich an den folgenden Maßnahmen, ausgenommen sind die in Anlage III aufgeführten Maßnahmen, in Höhe von 40.000 EUR brutto beteiligen: Klimatisierung des Grauraumes, die Klimatisierung des Testinglabors, die Erweiterung der Frischluftanlage im Untergeschoss, die Kühlung der Patchräume im Erdgeschoss und im 2. Obergeschoss, die Kühlung des Kompressorraumes sowie die Teilereinigung bei der Wasserzuleitung und beim Wasserabfluss.

Diese Summe wird als einmaliger Baukostenzuschuss für die vorstehend genannten Umbaumaßnahmen und ggf. für Maßnahmen, die damit in engem Zusammenhang stehen bzw. für die vorstehend genannten Maßnahmen erforderlich sind, getätigt und wird bis spätestens zum 15.01.2014 erstattet. Die Gesamtkosten der Maßnahmen, die nicht die Arbeiten im Reinraum (Anlage III) umfassen, belaufen sich auf ca. 40.000 EUR. Sollten die beschriebenen Maßnahmen den vorgenannten

(2)    The Landlord shall contribute financially to the following measures - except for the measures described in Appendix III - with an amount of gross 40,000 EUR: Air conditioning of the grey room, air conditioning of the testing laboratory, extension of the fresh air system in the basement, cooling system of the patch rooms on the first floor and on the third floor, cooling system of the compressor room as well as cleaning of the parts for the water supply and discharge lines.

This amount shall be a one-time subsidy of the construction costs for the aforementioned reconstruction measures and possibly for measures closely related to the aforementioned measures or which are required for the aforementioned measures. It shall be reimbursed until no later than 15 January 2014. The overall costs of the measures, which do not include the works in the clean room (Appendix III), amount to approx. 40,000 EUR. Should the aforementioned measures exceed the above mentioned subsidy of the construction costs in an amount of 40,000 EUR, the Tenant shall bear the exceeding costs.

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Baukostenzuschuss in Höhe von 40.000 EUR überschreiten, trägt der Mieter die Kostenüberschreitung.

Der Mieter verpflichtet sich, für die aufgeführten und in Anlage III hinterlegten Umbaumaßnahmen, auf seine Kosten sämtliche mit den Ausbauarbeiten zusammenhängenden Auflagen zu erfüllen und hierfür erforderliche Genehmigungen zu besorgen. Dies gilt nicht für die bauliche Eignung des Mietgegenstandes zum Vertragszweck. Die Kosten der Wartung und die Instandhaltung der eingebrachten Gegenstände trägt der Mieter.

Die Ausbauarbeiten müssen unter Beachtung der öffentlich-rechtlichen, insbesondere baurechtlichen und brandschutztechnischen Bestimmungen und nach den anerkannten Regeln der Technik ausgeführt werden. Der Mieter wird die mit den Ausbauarbeiten beauftragten Werkunternehmer entsprechend verpflichten. Der Mieter darf weitere Mieter in dem Mietobjekt und sonstige Dritte durch die Ausbauarbeiten nicht stören. Die Vermieterin ist berechtigt, die ordnungsgemäße Ausführung auch vor Ort durch eigene Beauftragte überwachen zu lassen.

Die im Rahmen der Umbaumaßnahme eingebrachten Gegenstände gehen nach Vertragsende in das Eigentum des Vermieters über.

Während der Ausbauarbeiten trägt der Mieter die Verkehrssicherungspflicht in den durch die Arbeiten betroffenen Innen- und Außenbereichen. Der Mieter hält die Vermieterin von sämtlichen

The Tenant is obliged, on his own account, to comply with all requirements for the construction measures set forth in Appendix III and to obtain all authorizations required. This does not apply to the constructional suitability of the rental property for the contractual purpose. The maintenance and preventive maintenance costs of any objects installed by the Tenant in the rental property shall be borne by the Tenant.

The construction measures must be carried out in compliance with public law, in particular with construction law and fire protection law, and they must be in accordance with the accepted rules of engineering. The Tenant shall engage the contractors for the construction measures accordingly. The Tenant may not disturb other tenants in the rental object or other third parties. The Landlord is entitled to supervise the proper implementation on site by its own representatives.

The objects introduced along with the reconstruction measures shall, upon termination of the Rental Contract, become the Landlord’s property.

During the construction works, the Tenant shall be responsible for the safety in the inside and outside areas affected by the works. The Tenant shall reimburse the Landlord for all claims under private and public law which arise from the construction works or from a violation of the safety obligation. Furthermore, the Tenant shall be liable towards the Landlord for all damages including consequential damages arising through the construction measures.

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privatrechtlichen und öffentlich-rechtlichen Inanspruchnahmen, die sich aus den Ausbauarbeiten ergeben bzw. wegen der Verletzung der Verkehrssicherungspflicht eintreten, frei. Weiterhin haftet der Mieter der Vermieterin für alle Schäden, auch Folgeschäden, die durch die Baumaßnahmen entstehen.

Aufgrund der Ausbauarbeiten besteht für den Mieter kein Recht zur Mietminderung.

The Tenant is not entitled to a reduction of the rent based on the construction works.

§ 11 Untervermietung, Konzession	§ 11 Subleasing, Concessions

(1) Der Mieter darf die Mieträume nur zu den in § 1 genannten gewerblichen Zwecken benutzen. Abänderungen des Nutzungszweckes bedürfen der schriftlichen Zustimmung des Vermieters.	(1) The Tenant may use the leased premises only for those commercial purposes stated in § 1. Amendments to the purpose of use require the written consent of the Landlord.

(2)    Der Mieter ist berechtigt, Räumlichkeiten, gesamt oder in Teilen, an Personen/Unternehmen, sofern gegen die Person/das Unternehmen oder die Bonität des Untermieters keine Bedenken bestehen und die Untervermietung dem Unternehmen des Mieters branchenverwandt bzw. zweckdienlich ist, unter zu vermieten.

(2)    The Tenant is entitled to sublease the premises, wholly or in part, to persons/companies insofar as there is no concern regarding the person/company or the solvency of the sub-lessee and the subleasing is related to the professional sector and purpose of the Tenant.

Der Mieter verpflichtet sich, dem Vermieter die Untervermietung schriftlich unter Angabe von Name und Anschrift sowie Beginn Kenntnis zu geben.	The Tenant agrees to inform the Landlord in writing of the sublease, stating the name and address as well as the date of commencement.

(3) Im Falle einer Untervermietung oder Gebrauchsüberlassung haftet der Mieter	(3) In the case of subletting or transfer for use to third parties, the Tenant is responsible

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für alle Handlungen oder Unterlassungen des Untermieters oder desjenigen, dem er den Gebrauch der Mieträume überlassen hat.	for all acts or omissions of the sub-lessee or those to whom it has transferred the use of the premises.

(4)    Dem Mieter obliegt die Beibringung und Aufrechterhaltung der für den Betrieb der Geschäftsräume, der Praxis oder des sonstigen Gewerbes evtl. erforderlichen Konzession oder sonstigen behördlichen Genehmigungen. Der Vermieter ist berechtigt, sich die entsprechenden Unterlagen jederzeit nachweisen zu lassen.

(4)    The Tenant shall obtain and maintain the concessions and other regulatory authorizations possibly required for the operation of the business space, the practice or other activity. The Landlord is entitled to have the appropriate documents provided to it at any time.

Soweit die Berechtigung für den Mieter entfällt, ist der Vermieter berechtigt, das Mietverhältnis ohne Einhaltung einer Kündigungsfrist zu kündigen.	If there is no authorization, the Landlord is entitled to terminate the Rental Contract without notice.

§ 12 Belastung der Stockwerkdecken	§ 12 Floor Load

Der Mieter hat sich zu vergewissern, dass die bauaufsichtsamtlich zulässige Belastung der Stockwerkdecken nicht überschritten wird. Bei Zuwiderhandlungen hat er jeden dem Vermieter oder Dritten dadurch entstandenen Schaden zu ersetzen.

The Tenant must ensure that the floor load permitted by the building authorities is not exceeded. In the case of noncompliance, it must compensate the Landlord or any third parties for all damages caused.

§ 13 Werbemaßnahmen	§ 13 Advertisement

(1) Der Mieter ist zur Anbringung eines Schildes in üblicher Größe an mit dem Vermieter zu vereinbarender Stelle berechtigt.	(1) The Tenant is permitted to affix a sign of the usual size to a place which is to be agreed upon with the Landlord.

(2)    Andere Vorrichtungen, die der Werbung oder dem Verkauf dienen, dürfen an den Außenflächen des Hauses (Firmenschilder, Firmenzeichen, Werbetexte, Schaukästen, Verkaufsautomaten usw.) nur mit ausdrücklicher schriftlicher Erlaubnis des Vermieters angebracht werden.

(2)    Other equipment used for promotions or sales (company signs, logos, advertisements, show cases, vending machines, etc.) may only be affixed to the exterior surfaces of the building with the express written permission of the Landlord.

Die Erlaubnis kann widerrufen werden. In diesem Falle, wie auch bei Räumung der Mieträume, ist der Mieter zur Wiederherstellung des alten Zustandes verpflichtet.	Permission can be revoked. In this case, as with the vacating of the leased premises, the Tenant is responsible for restoration to the original condition.

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(3) Der Mieter haftet für alle Schäden, die in Zusammenhang mit diesen Vorrichtungen entstehen.	(3) The Tenant is liable for all damages incurred in connection with this equipment.

(4) Die Beachtung der allgemeinen technischen und behördlichen Vorschriften für die Art, Anbringung und Unterhaltung und die deswegen erforderlichen Maßnahmen obliegen ausschließlich dem Mieter.	(4) Observance of the general technical and regulatory requirements for the type, attachment and maintenance and the necessary measures required for the same are the sole responsibility of the Tenant.

§ 14 Ausbesserung und bauliche Veränderungen durch den Vermieter	§ 14 Repairs and Structural Modifications by the Landlord

(1)    Der Vermieter darf Ausbesserungen und bauliche Veränderungen, die zur Erhaltung des Hauses oder der Mieträume oder zur Abwendung drohender Gefahren oder zur Beseitigung von Schäden notwendig werden, auch ohne Zustimmung des Mieters vornehmen. Dies gilt auch für Arbeiten, die zwar nicht notwendig, aber zweckmäßig sind, z. B. Modernisierung des Gebäudes und der Mieträume. Der Mieter hat die betroffenen Räume zugänglich zu halten; die Ausführung der Arbeiten darf von ihm nicht behindert oder verzögert werden.

(1)    The Landlord may conduct improvements and structural changes necessary to maintain the building or the rented premises, to prevent imminent danger or to repair damages, even without the consent of the Tenant. This also applies to work that, although perhaps not necessary, is expedient, such as modernization of the building and the rented premises. The Tenant must keep the areas in question accessible; it may not delay or hinder the execution of the work.

(2) Wird die Nutzung der Räume während der Arbeiten erheblich beeinträchtigt, ist der Mieter berechtigt, die Kaltmiete ohne Heiz- und Nebenkosten entsprechend zu mindern.	(2) If the use of the premises is significantly affected during the work, the Tenant is entitled to accordingly reduce the base rent, without heating and utility costs.

§ 15 Bauliche Veränderungen durch den Mieter	§ 15 Structural Modifications by the Tenant

(1) Es besteht Einigkeit darüber, dass für die bis zum 31.03.2014 vom Mieter durchgeführten Um- und Einbauten keine Rückbauverpflichtung besteht, außer für:	(1) It is agreed that for the building alterations and installations already conducted by the Tenant as of 31 March 2014, no restoration liability exists, except for:

Zugang/Tür vom Konferenzraum im II. OG zum Nachbarbüro	Entrance/door from the conference room on the 3rd floor to the adjoining office

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Originalglaselemente ohne Durchgangsbohrung für Klimageräte (3 x II. OG, 1 x EG)	Original glass elements without through boring for air conditioners (3 x on the 3rd floor, 1 x on the ground floor)

Die Änderungen, die den Reinraum betreffen, ergeben sich aus den Grundrisszeichnungen, mit den Einträgen der getätigten Veränderungen im Untergeschoss, sowie einer Auflistung, die gemeinsam als Anlage III Bestandteil dieses Vertrages sind.

The changes related to the clean room, are set forth on the floor plans with the entries of the changes made in the basement as well as on a list which, together with the floor plans, forms part of this Contract as Appendix III.

Der Mieter verzichtet auf jegliche Ersatzansprüche bzgl. der hierzu getätigten Investitionen.	The Tenant shall waive any claims with respect to the investments made for this purpose.

(2)    Nach dem 01.04.2014 beabsichtigte Um- und Einbauten in den Mieträumen dürfen nur mit vorheriger Zustimmung des Vermieters vorgenommen werden. Die Zustimmung darf nicht ohne wichtigen Grund verweigert werden. Für die Einholung der behördlichen Genehmigungen ist der Mieter verantwortlich. Die Kosten hat ebenfalls der Mieter zu tragen. Zu Beginn der Vornahme solcher Um- und Einbauten vereinbaren die Parteien, ob der Mieter bei Beendigung des Mietverhältnisses den früheren Zustand herstellt. Kommt es zu keiner Einigung, kann der Vermieter im Einzelfall verlangen, dass bei Beendigung des Mietverhältnisses der frühere Zustand wieder hergestellt wird, es sei denn, es handelt sich um Maßnahmen, denen der Vermieter schriftlich zugestimmt hat, ohne einen Vorbehalt hinsichtlich des Rückbaus zum Ende des Mietverhältnisses zu klären.

(2)    After 01 April 2014, intended alterations of and installations in the rental premises may only be conducted with the previous agreement of the Landlord. Such consent may not be withheld without good cause. The Tenant is responsible for obtaining the regulatory approvals. The costs shall also be borne by the Tenant. At the beginning of such alterations and installations, the parties shall agree upon whether the Tenant shall restore the former condition. If the parties do not come to an agreement regarding the restoration, on a case by case basis, the Landlord can require that upon termination of the lease, the former condition be restored, unless measures are involved to which the Landlord had agreed in writing without stating any reservation about the refurbishment at the end of the tenancy.

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(3) Der Mieter haftet für alle Schäden, die in Zusammenhang mit den von ihm vorgenommenen Baumaßnahmen entstehen.	(3) The Tenant is liable for all damages incurred in connection with any construction projects it carries out.

(4) Der Vermieter kann jedoch nicht verlangen, dass vom Mieter geschaffene Einrichtungen in den gemieteten Räumen belassen werden.	(4) The Landlord cannot require that the installations conducted by the Tenant be left in the rented premises.

§ 16 Schönheitsreparaturen/Instandhaltung der Mieträume, Haftungen	§ 16 Cosmetic Repairs/Maintenance of the Leased Premises, Liability

(1)    Während der Mietzeit sind Schönheitsreparaturen in den Innenräumen, soweit sie nicht auf bauliche Mängel, welche der Vermieter zu vertreten hat oder auf Außeneinwirkung zurückzuführen sind, vom Mieter durchzuführen, spätestens jedoch bei Beendigung des Mietverhältnisses, sofern Schönheitsreparaturen dann erforderlich sind.

(1)    During the rental period, the Tenant will conduct any cosmetic repairs in the interior, as long as they have not been caused by structural defects for which the Landlord is liable or which are the result of external influences. This is to occur at the latest by the end of the Rental Contract, provided that cosmetic repairs are necessary at that time.

Der Mieter trägt die Kosten für kleine Instandhaltungen, soweit die Kosten für die einzelne Reparatur 250,— €( Zweihundertundfünfzig Euro) nicht übersteigen. Die Gesamtbelastung des Mieters durch die Instandsetzungen pro Jahr darf insgesamt 2.000,— € nicht überschreiten.

The Tenant shall pay for small maintenance procedures, provided that the cost for each repair does not exceed €250 (two hundred and fifty Euro). The Tenant’s total expenditure due to repairs per year may not exceed a total of €2,000.

Kleine Instandhaltungen umfassen das Beheben kleiner Schäden an den Installationsgegenständen für Elektrizität, Wasser und Gas, den Heiz- und Kocheinrichtungen, den Fenster und Türverschlüssen sowie den Verschluss-Einrichtungen der Fensterläden.

Small maintenance procedures include correcting minor damage to the installation equipment for electricity, water, gas, heating and cooking appliances, the windows and door locks, and the closures of the window shutters.

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(2) Schäden am und im Hause und in den Mieträumen sind dem Vermieter oder seinem Beauftragten sofort anzuzeigen. Für durch verspätete Anzeige verursachte weitere Schäden haftet der Mieter.	(2) Damages to and in the building and in the rented premises are to be shown immediately to the Landlord or his agent. The Tenant is liable for any further damages due to delayed notification.

(3)    Der Mieter haftet dem Vermieter für Schäden, die durch Verletzung der ihm obliegenden Sorgfaltspflicht schuldhaft verursacht werden. Leitungsverstopfungen bis zum Hauptrohr hat der Mieter auf jeden Fall auf seine Kosten zu beseitigen. Der Mieter haftet in gleicher Weise für Schäden, die durch seine Angehörigen, Arbeiter, Angestellten, Untermieter, Besucher, Lieferanten, Handwerker usw. schuldhaft verursacht worden sind.

(3)    The Tenant is liable to the Landlord for damages culpably caused by breach of the Tenant’s own obligation of due diligence. The Tenant is obliged in all cases to remove blockages to the main pipe at his own expense. The Tenant is equally liable for damages that have been culpably caused by his company members, workers, employees, sub-leasers, visitors, contractors, tradesmen, etc.

(4)    Der Vermieter haftet nicht für Schäden, die dem Mieter an den ihm gehörenden Waren und Einrichtungsgegenständen durch Feuchtigkeitseinwirkung entstehen, gleichgültig welcher Art, Herkunft und Dauer und welchen Umfanges die Feuchtigkeitseinwirkung ist; es sei denn, dass der Vermieter den Schaden vorsätzlich herbeigeführt hat.

(4)    The Landlord is not liable for damages of the Tenant’s goods and fixtures resulting from humidity irrespective of the kind, origin, duration and extent of the humidity, unless the Landlord wilfully caused the damages.

(5)    Der Mieter hat Schäden, für die er einstehen muss, sofort zu beseitigen. Kommt er dieser Verpflichtung auch nach schriftlicher Mahnung innerhalb angemessener Frist nicht nach, so kann der Vermieter die erforderlichen Arbeiten auf Kosten des Mieters vornehmen lassen. Bei gefahrdrohenden Schäden oder unbekanntem Aufenthalt des Mieters bedarf es der schriftlichen Mahnung und Fristsetzung nicht.

(5)    The Tenant is obliged to immediately repair damages for which it is responsible. If it does not fulfill this obligation within an appropriate period, even after a written request, then the Landlord can have the necessary work carried out at the expense of the Tenant. In the case of imminent danger or unknown occupancy of the Tenant, written warning and the setting of a deadline are not required.

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§ 17 Betreten der Mieträume durch den Vermieter	§ 17 Landlord Entering the Rental Premises

(1)    Der Vermieter oder seine Beauftragten können das Mietobjekt während der Öffnungszeiten nach vorheriger Anmeldung zur Prüfung seines Zustandes betreten. In allen Fällen der Gefahr ist das Betreten des Mietobjektes zu jeder Tages- und Nachtzeit gestattet.

(1)    The Landlord or his agents may access the rental property during opening hours by previous appointment inspect its condition. In all cases of danger, entering the rental property will be permitted at any time of the day or night.

(2) Der Mieter hat dafür zu sorgen, dass die Räume auch während seiner Abwesenheit betreten werden können.	(2) The Tenant is responsible for ensuring that the premises can also be entered during his absence.

§ 18 Pflichten des Mieters bei Beendigung des Mietverhältnisses	§ 18 Obligations of the Tenant upon Termination of the Rental Contract

(1)    Der Mieter ist verpflichtet, das Mietobjekt nach Beendigung des Mietverhältnisses vollständig geräumt zurückzugeben und das von ihm eingebaute Zubehör und sonstige Einbauten zu entfernen, sofern sie nicht gemäß § 15 im Gebäude verbleiben. Verkabelungen, Reklameanlagen und Werbeschilder sind zu beseitigen.

(1)    The Tenant is obliged to return the rental property fully vacated upon termination of the lease and to remove any built-in accessories and other fixtures that it may have installed, provided that they do not remain in the building as per § 15. Cabling, publicity equipment and advertising signs shall be removed.

(2)    Beim Auszug muss der Mieter alle Schlüssel zurückgeben. Andernfalls ist der Vermieter berechtigt, auf Kosten des Mieters neue Schlösser einbauen zu lassen. Die Parteien erstellen nach Räumung des Mietobjekts bei Rückgabe ein Übergabeprotokoll.

(2)    Upon vacating, the Tenant must return all keys. Otherwise, the Landlord is entitled to have new locks installed at the Tenant’s expense. After the vacating and return of the premises, the parties shall compile a completion certificate.

§ 19 Vermieterpfandrecht	§ 19 Landlord’s Lien

§ 562 BG findet keine Anwendung. Dem Vermieter steht daher für seine Forderungen aus dem Mietverhältnis kein Pfandrecht an den eingebrachten Sachen des Mieters zu.	§ 562 of the German Civil Code does not apply. Therefore, for his claims according to the Rental Contract, the Landlord has no lien on the items brought in by the Tenant.

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§ 20 Exklusives Optionsrecht zur Flächenerweiterung bzw. Flächentausch	§ 20 Exclusive Option for a Space Extension or Space Exchange

Dem Mieter wird nach Verfügbarkeit ein Optionsrecht auf frei werdende Flächen im Objekt Neuenhofer Weg 3 - 5 wie folgt eingeräumt.	Upon availability, the Tentant is granted an option for space in the object Neuenhofer Weg 3 - 5 becoming vacant as follows:

Der Vermieter räumt dem Mieter ein Vorrecht zur Anmietung frei werdender Flächen im I. Obergeschoss des Hauses 4 und des Lagers im Untergeschoss des Hauses 5 ein.	The Landlord grants the Tenant the right to rent any space that becomes vacant on the 2nd floor of building 4 and in the storage area in the basement of building 5.

Des Weiteren erhält der Mieter eine Option zur Anmietung von weiteren Tiefgaragen- bzw. Aussenstellplätzen im gleichen Verhältnis zu den zusätzlich noch anzumietenden Flächen.	In addition, the Tenant is granted a right to rent further underground garage and exterior parking spaces in a number corresponding to the space to be rented.

Der Vermieter wird dem Mieter die frei werdenden Flächen nach Kenntnis des Freiwerdens anbieten. Der Mieter hat innerhalb eines Monats nach Zugang eines entsprechenden Angebots des Vermieters das Anmietrecht durch Rücksendung seiner schriftlichen Annahme auszuüben.

As soon as it is aware that they will become available, the Landlord will offer the Tenant such space for rent. The Tenant will have one month after receipt of a relevant offer from the Landlord to exercise his right of rental in writing.

Die zu entrichtende Miete hat der in diesem Mietvertrag für die verschiedenen Flächen (Büro, Labor, Lager, Grau-/Reinraum) vereinbarten Miete zu entsprechen.	The rent to be paid must correspond to the rent agreed upon in this Rental Contract for the different areas (office, laboratory, storage, grey/clean room).

§ 21 Allgemeines	§ 21 General

(1)    Dieser Vertrag enthält alle zwischen den Vertragsparteien vereinbarten Bestimmungen bezüglich des Mietverhältnisses. Mündliche Nebenabreden bestehen nicht. Änderungen und Ergänzungen dieses Vertrages bedürfen der Schriftform. Dieses gilt auch für die Aufhebung des Schriftformerfordernisses.

(1)    This Contract contains all the terms agreed between the contractual parties regarding the Rental Contract. There are no verbal side agreements. Modifications and amendments to this Contract must be made in written form. This also applies to the waiver of the requirement for the written form.

(2)    Mehrere Personen als Mieter haften für alle Verpflichtungen aus dem Mietvertrag als Gesamtschuldner. Für die Rechtswirksamkeit einer Erklärung des Vermieters genügt es, wenn sie gegenüber einem Mieter abgegeben wird.

(2)    Several persons as Tenants are liable for all obligations under the Rental Contract as joint debtors. For a statement from the Landlord to have legal validity, it is sufficient if it is given to one Tenant.

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(3) Der Gerichtsstand ist Aachen.	(3) The place of jurisdiction is Aachen.

(4)    Sollte eine Bestimmung dieses Vertrages nichtig oder anfechtbar oder aus einem sonstigen Grunde unwirksam sein, so bleibt der übrige Vertrag dennoch wirksam. Die Vertragsparteien verpflichten sich in einem solchen Falle, statt der nichtigen, anfechtbaren oder unwirksamen Bestimmung eine solche zu vereinbaren, die ihrem Sinne möglichst nahe kommt und einen entsprechenden wirtschaftlichen Erfolg gewährleistet.

(4)    If any provision of this Contract becomes void or contestable, or ineffective for any other reason, the remainder of the Contract will nonetheless remain effective. The contractual parties undertake in such a case, instead of the void, contestable or ineffective provision, to agree one which comes closest to its meaning and which ensures appropriate financial success.

(5) Wesentlicher Bestandteil dieses Vertrages sind folgende Anlagen:	(5) The following appendices are essential parts of this Contract:

Anlage I	Grundrisszeichnungen (werden bis zum 31.10.2013 aktualisiert)	Appendix I	Floor Plans (will be updated as of 31 October 2013)

Anlage II	Fluchtpläne - Stand: Februar 2013	Appendix II	Escape Plans (As at February 2013)

Anlage III	Zusammenstellung der Umbaumaßnahmen nach Gewerk inkl. Bauzeitenplan	Appendix III	Compilation of the construction measures according to trade including time schedule

(6)    Der Mieter ist davon informiert, dass im Rahmen der Mietvertragsverwaltung die das Vertragsverhältnis betreffenden Daten auf Datenträger gespeichert und nach den Bestimmungen des Bundesdatenschutzgesetzes verarbeitet werden.

(6)    The Tenant is informed that within the scope of the management of the Rental Contract, any data relevant to the Rental Contract will be recorded on data storage devices and processed according to the provisions of the German Federal Data Protection Act.

Aachen, den	Aachen, den	Aachen, the	Aachen, the

/s/ Frank Adolphs /s/ Sebastian Albers	/s/ Dirk Michels /s/ Rolf Maseizik	/s/ Frank Adolphs /s/ Sebastian Albers	/s/ Dirk Michels /s/ Rolf Maseizik
gewoge AG (Vermieter)	Abiomed Europe GmbH (Mieter)	gewoge AG (Landlord)	Abiomed Europe GmbH (Tenant)

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